EXHIBIT 99.1

Heartland Payment Systems
90 Nassau Street
Princeton, NJ 08542
888.798.3131
HeartlandPaymentSystems.com

HEARTLAND PAYMENT SYSTEMS REPORTS 26% INCREASE IN FOURTH QUARTER

ADJUSTED EARNINGS PER SHARE

Strong Results Lead to Record Full Year GAAP Earnings of $1.64 per share, Adjusted Earnings of $1.87 per share

Princeton, NJ - February 7, 2013 - Heartland Payment Systems, Inc. (NYSE: HPY), one of the nation's largest payment processors, today announced GAAP net income of $15.0 million, or $0.38 per share, for the three months ended December 31, 2012. Adjusted Net Income and Adjusted Earnings per Share were $17.2 million and $0.44, respectively, for the quarter ended December 31, 2012, compared to Adjusted Net Income and Adjusted Earnings per Share of $14.2 million and $0.35, respectively, for the quarter ended December 31, 2011. Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures that are detailed later in this press release in the section “Reconciliation of Non-GAAP Financial Measures.”

Highlights for the fourth quarter of 2012 include:

•
Closed two strategic acquisitions, which provide immediate scale that will leverage operating costs while improving product and distribution capabilities in both the company's payroll and campus businesses

•	Small and Mid-Sized Enterprise (SME) quarterly transaction processing volume of $17.6 billion, up 5.0% from the fourth quarter of 2011

•	Quarterly Net Revenue of $135.7 million, up 8.4% from the fourth quarter of 2011

•	Operating Margin on Net Revenue of 19.3% compared to 16.1% for the same quarter in 2011

•	Same store sales rose 1.5% and volume attrition was 13.3% in the fourth quarter

•	New margin installed of $14.5 million, up 1% from the fourth quarter of 2011

Robert O. Carr, Chairman and CEO, said, “Heartland Payment Systems achieved record earnings in fiscal 2012, with outstanding fourth quarter financial performance leading to a 48% increase in both 2012 adjusted net income and adjusted earnings per share. These results are the product of continued success in the marketplace driving double-digit net revenue growth, and success improving operating efficiencies, resulting in a 460 basis point increase in our operating margin. While we were achieving this significant growth, we also enhanced our ability to sustain our performance over the long haul through the strategic acquisitions of Ovation Payroll and ECSI, which strengthen our Payroll and Campus Solutions businesses, respectively. In addition to the aggressive share repurchases and dividend increases implemented over the past few years, these acquisitions represent another use of our strong cash flow and balance sheet to reward and build value for our shareholders.”

SME card processing volume for the three months ended December 31, 2012 increased 5.0% from the year-ago quarter to $17.6 billion, benefitting from a 1.5% increase in same store sales and 1% increase in new margin installed, while holding volume attrition to 13.3%. Together with strong growth at Heartland School Solutions and other non-card businesses, total net revenue rose 8.4%. The increase in general and administrative expenses in the quarter was held to 6.7%. As a result, fourth quarter 2012 operating margin expanded to 19.3% of net revenue compared to 16.1% in the year ago quarter. The operating margin for the full year was 20.8%, an improvement of 460 basis points over the full year 2011 operating margin of 16.2%, and well above the Company's intermediate-term 20% operating margin target.

Mr. Carr continued, “The convergence of payments and operational systems is creating opportunities to grow by developing innovative new products that simplify and improve business operations for merchants both small and large. We've been developing new products, investing in infrastructure, making acquisitions, building partnerships, and strengthening our management team to assure we have solutions that offer the market's most enduring value for our merchants. Combined with the extensive merchant goodwill Heartland has earned through our commitment to a fair deal and continually improving the industry's largest and most-respected sales organization, we are in a strong position to capitalize on our unique franchise to achieve outstanding growth and build value for our shareholders.”

FULL YEAR 2012 RESULTS:
For the full year of 2012, GAAP net income was $65.9 million or $1.64 per share, compared to $43.9 million, or $1.09 per share for the full year of 2011. Net revenue for the full year of 2012 was $543.0 million, up 12.6% compared to the full year of 2011. Adjusted net income and earnings per share for the full year of fiscal 2012 were $75.0 million or $1.87 per share, compared to $50.5 million, or $1.26 per share in the prior year. Year-to-date 2012, share-based compensation expense has reduced pre-tax earnings by $14.2 million or $0.22 per share, compared to $9.5 million, or $0.15 per share, a year ago.

FULL YEAR 2013 GUIDANCE:
For full year 2013, we expect Net Revenue to grow 10% to 12% to be between approximately $600 million and $610 million, and GAAP EPS to be in the range $1.92 to $1.96, net of after-tax share-based compensation expense of $0.22 per share for the year.

BOARD RAISES DIVIDEND 17%, SETS RECORD AND PAYMENT DATE
The Company also announced that the Board of Directors has raised the quarterly dividend by 17% to $0.07 per common share. The new, higher dividend is payable March 15, 2013 to shareholders of record on March 4, 2013.

CONFERENCE CALL:
Heartland Payment Systems, Inc. will host a conference call on February 7, 2013 at 8:30 a.m. Eastern Time to discuss financial results and business highlights. Heartland Payment Systems invites all interested parties to listen to its conference call, broadcast through a webcast on the Company's website. To access the call, please visit the Investor Relations portion of the Company's website at: www.heartlandpaymentsystems.com. The conference call may also be accessed by calling (888) 438-5491. Please provide the operator with PIN number 6409305. The webcast will be archived on the Company's website within two hours of the live call.

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE: HPY), the sixth largest payments processor in the United States, delivers credit/debit/prepaid card processing, school solutions, loyalty marketing services, campus solutions, payroll and related business solutions and services to more than 250,000 business and education locations nationwide. A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights,(www.merchantbillofrights.org), a public advocacy initiative that educates merchants about fair credit and debit card processing practices. The company is also a leader in the development of end-to-end encryption technology designed to protect cardholder data, rendering it useless to cybercriminals. For more detailed information, visit www.HeartlandPaymentSystems.com or follow the company on Twitter @HeartlandHPY and Facebook at facebook.com/HeartlandHPY.

Forward-looking Statements

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including risks and additional factors that are described in the Company's Securities and Exchange Commission filings, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release

Contact:

Joe Hassett
Gregory FCA Communications
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-228-2110
Email: Heartland_ir@gregoryfca.com

TABLES FOLLOW

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Total revenues	$503,401	$471,423	$2,026,559	$1,996,950
Costs of services:
Interchange	318,720	304,435	1,284,038	1,359,448
Dues, assessments and fees	49,009	41,860	199,503	155,233
Processing and servicing	52,069	51,577	221,580	212,747
Customer acquisition costs	10,201	10,518	43,547	46,140
Depreciation and amortization	5,618	3,829	19,890	14,675
Total costs of services	435,617	412,219	1,768,558	1,788,243
General and administrative	41,667	39,057	145,263	130,724
Total expenses	477,284	451,276	1,913,821	1,918,967
Income from operations	26,117	20,147	112,738	77,983
Other income (expense):
Interest income	47	48	252	177
Interest expense	(902)	(863)	(3,446)	(4,125)
Provision for processing system intrusion costs	(35)	(222)	(563)	(1,012)
Other, net	(24)	(770)	(949)	(1,550)
Total other expense	(914)	(1,807)	(4,706)	(6,510)
Income before income taxes	25,203	18,340	108,032	71,473
Provision for income taxes	10,046	7,028	41,494	27,126
Net income	15,157	11,312	66,538	44,347
Less: Net income attributable to noncontrolling interests	203	92	649	408
Net income attributable to Heartland	$14,954	$11,220	$65,889	$43,939

Net income	$15,157	$11,312	$66,538	$44,347
Other comprehensive income (loss):
Unrealized gains (losses) on investments, net of income tax of $2, ($3), $21 and ($4)	3	(4)	33	(5)
Unrealized gains (losses) on derivative financial instruments, net of tax of $49, $59, $29 and ($341)	79	95	51	(556)
Foreign currency translation adjustment	(183)	270	281	(223)
Comprehensive income	15,056	11,673	66,903	43,563
Less: Net income attributable to noncontrolling interests	148	173	733	341
Comprehensive income attributable to Heartland	$14,908	$11,500	$66,170	$43,222

Earnings per common share:
Basic	$0.40	$0.29	$1.71	$1.13
Diluted	$0.38	$0.28	$1.64	$1.09
Weighted average number of common shares outstanding:
Basic	37,386	39,198	38,468	38,931
Diluted	38,878	40,494	40,058	40,233

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	December 31,
Assets	2012	2011
Current assets:
Cash and cash equivalents	$50,581	$40,301
Funds held for customers	131,405	42,511
Receivables, net	181,352	176,535
Investments held to maturity	4,428	2,505
Inventory	10,100	11,492
Prepaid expenses	10,568	9,660
Current deferred tax assets, net	10,475	6,746
Total current assets	398,909	289,750
Capitalized customer acquisition costs, net	56,425	55,014
Property and equipment, net	125,651	115,579
Goodwill	177,399	103,399
Intangible assets, net	53,854	32,498
Deposits and other assets, net	1,176	681
Total assets	$813,414	$596,921

Liabilities and Equity
Current liabilities:
Due to sponsor banks	$37,586	$63,881
Accounts payable	64,562	47,373
Customer fund deposits	131,405	42,511
Processing liabilities	95,359	30,689
Current portion of borrowings	102,001	15,003
Current portion of accrued buyout liability	10,478	8,104
Accrued expenses and other liabilities	48,655	50,884
Current tax liabilities	4,580	1,408
Total current liabilities	494,626	259,853
Deferred tax liabilities, net	29,626	21,643
Reserve for unrecognized tax benefits	3,069	1,819
Long-term portion of borrowings	50,000	70,000
Long-term portion of accrued buyout liability	24,932	23,554
Total liabilities	602,253	376,869
Commitments and contingencies	—	—

Equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,571,708 and 39,626,846 shares issued at December 31, 2012 and 2011; 36,855,908 and 38,847,957 outstanding at December 31, 2012 and 2011	38	39
Additional paid-in capital	222,705	207,643
Accumulated other comprehensive loss	(399)	(680)
Retained earnings	7,629	29,236
Treasury stock, at cost (715,800 and 778,889 shares at December 31, 2012 and 2011)	(20,187)	(16,828)
Total stockholders’ equity	209,786	219,410
Noncontrolling interests	1,375	642
Total equity	211,161	220,052
Total liabilities and equity	$813,414	$596,921

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Year Ended December 31,
	2012	2011
Cash flows from operating activities
Net income	$66,538	$44,347
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of capitalized customer acquisition costs	45,125	47,188
Other depreciation and amortization	28,213	27,837
Addition to loss reserves	2,595	6,011
Provision for doubtful receivables	1,043	2,423
Deferred taxes	5,136	778
Share-based compensation	14,187	9,548
Write downs on fixed assets and system development costs	1,066	129
Other	—	1,915
Changes in operating assets and liabilities:
Increase in receivables	(665)	(1,409)
Decrease (increase) in inventory	1,460	(194)
Payment of signing bonuses, net	(29,320)	(29,035)
Increase in capitalized customer acquisition costs	(17,216)	(14,276)
Increase in prepaid expenses	(612)	(1,677)
Decrease in current tax assets	9,118	23,522
Increase in deposits and other assets	(451)	(65)
Excess tax benefits on employee share-based compensation	(5,954)	(3,454)
Increase in reserve for unrecognized tax benefits	1,251	510
Decrease in due to sponsor banks	(26,295)	(8,692)
Increase in accounts payable	11,840	3,779
Decrease in accrued expenses and other liabilities	(964)	(755)
Increase (decrease) in processing liabilities	61,993	(4,104)
Decrease in reserve for processing system intrusion	—	(8)
Payouts of accrued buyout liability	(11,886)	(10,380)
Increase in accrued buyout liability	15,638	13,228
Net cash provided by operating activities	171,840	107,166
Cash flows from investing activities
Purchase of investments held to maturity	(6,556)	(3,781)
Maturities of investments held to maturity	4,714	2,934
Increase in funds held for customers	(88,839)	(6,163)
Increase in customer fund deposits	88,893	5,988
Acquisitions of businesses, net of cash acquired	(103,470)	(23,165)
Purchases of property and equipment	(34,549)	(36,543)
Net cash used in investing activities	(139,807)	(60,730)
Cash flows from financing activities
Proceeds from borrowings	133,000	—
Principal payments on borrowings	(66,003)	(38,287)
Proceeds from exercise of stock options	18,303	9,685
Excess tax benefits on employee share-based compensation	5,954	3,454
Repurchases of common stock	(103,774)	(16,414)
Dividends paid on common stock	(9,238)	(6,232)
Net cash used in financing activities	(21,758)	(47,794)

Net increase (decrease) in cash	10,275	(1,358)
Effect of exchange rates on cash	5	(70)
Cash at beginning of year	40,301	41,729
Cash at end of year	$50,581	$40,301

Reconciliation of Non-GAAP Financial Measures And Regulation G Disclosure
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of its operating results, namely net income and earnings per share, which exclude share-based compensation expense, and certain costs and expenses and recoveries related to the criminal breach of its payment systems environment (the “Processing System Intrusion”) announced in 2009. These measures meet the definition of a non-GAAP financial measure. The Company believes that application of these non-GAAP financial measures is appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

Use and Economic Substance of the Non-GAAP Financial Measures - Management uses these non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its on-going operating performance relative to its competitors, and to establish operational goals and forecasts. Share-based compensation expense is excluded as a non-cash expense that the Company does not believe is reflective of ongoing operating results and which is an amount excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based share awards. Net costs and expenses related to the Processing System Intrusion are not indicative of the Company's on-going operating performance and are therefore excluded by management in assessing the Company's operating performance, as well as from the measures used for making operating decisions.

The following is an explanation of the adjustments that management excluded as part of its non-GAAP measures for the fourth quarter and full year ended December 31, 2012 and 2011:

Share-based Compensation Expense - These expenses consist primarily of expenses related to the stock options and restricted share units, including performance-based awards, which the Company has granted its employees. The Company excludes share-based compensation expense from its non-GAAP measures of net income and earnings per share primarily because:

•	Share-based compensation expense is non-cash expense that the Company does not believe is reflective of ongoing operating results;

•	Share-based compensation expense is excluded from calculations of earnings per share used in measuring its achievement of performance targets required for vesting performance-based awards; and

•
The Company's use of performance-based share awards has increased significantly in recent years, with the result that reported share-based compensation expense can vary significantly from year to year, or quarter to quarter, in ways that may not be related to the underlying operating performance of the Company.

Processing System Intrusion - On January 20, 2009, the Company publicly announced the discovery of a criminal breach of its payment systems environment. The Processing System Intrusion involved malicious software that appears to have been used to collect in-transit, unencrypted payment card data while it was being processed by the Company during the transaction authorization process. The Company believes the breach did not extend beyond 2008.

Since its announcement of the Processing System Intrusion on January 20, 2009 and through December 31, 2012, the Company has expensed a total of $147.6 million, before reducing those charges by $31.2 million of total insurance recoveries. The majority of the total charges, approximately $114.7 million, relates to settlements of claims. Approximately $32.9 million of the total charges were for legal fees and costs the Company incurred for investigations, defending various claims and actions, remedial actions and crisis management services.

During the three months ended December 31, 2012, the Company incurred approximately $35,000, or less than one cent per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the three months ended December 31, 2011, the Company expensed approximately $0.2 million, or less than one cent per share, related to the Processing System Intrusion. During the full year of 2012, the Company incurred approximately $0.6 million, or $0.01 per share, for legal fees and costs it incurred related to the Processing System Intrusion. During the full year of 2011, the Company expensed approximately $1.0 million, or $0.02 per share, related to the Processing System Intrusion.

Material Limitations Associated with the Use of Non-GAAP Financial Measures - Non-GAAP net income and non-GAAP earnings per share that exclude the impact of share-based compensation expense and the Provision for Processing System Intrusion may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation from or as a replacement for GAAP financial measures, and should be considered only as supplemental to the Company's
GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are:

•
Share-based compensation expense, and Processing System Intrusion costs and recoveries that are excluded from non-GAAP net income and non-GAAP earnings per share can have a material impact on cash flows, GAAP net income and GAAP earnings per share.

•
Other companies may calculate non-GAAP net income and non-GAAP earnings per share that exclude the impact of similar expenses and recoveries differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Usefulness of Non-GAAP Financial Measures to Investors - The Company believes that presenting non-GAAP net income and non-GAAP earnings per share that exclude the impact of the Provision for Processing System Intrusion and share-based compensation expense in addition to the related GAAP measures provides investors greater transparency to the information used by the Company's management for its financial and operational decision-making and allows investors to see the Company's results through the eyes of management. Additionally, the Company believes that the inclusion of these non-GAAP financial measures provides enhanced comparability in its financial reporting. The Company further believes that providing this information better enables its investors to understand the Company's operating performance and underlying business fundamentals, and to evaluate the methodology used by management to evaluate and measure such performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three months and full years ended December 31, 2012 and 2011 follows:

(In thousands, except per share):	Three Months Ended December 31,		Year Ended December 31,
Net income attributable to Heartland	2012	2011	2012	2011
Non-GAAP - Adjusted net income attributable to Heartland	$17,245	$14,181	$74,965	$50,479
Less adjustments:
Share-based compensation expense	3,775	4,578	14,187	9,548
Income tax benefit on share-based compensation expense	(1,505)	(1,754)	(5,458)	(3,635)
After-tax share-based compensation expense	2,270	2,824	8,729	5,913
Provision for processing system intrusion costs	35	222	563	1,012
Income tax benefit on provision for processing system intrusion	(14)	(85)	(216)	(384)
After-tax provision for processing system intrusion costs	21	137	347	628
GAAP - Net income attributable to Heartland	$14,954	$11,220	$65,889	$43,938

Earnings per share
Non-GAAP - Adjusted net income per share	$0.44	$0.35	$1.87	$1.26
Less: share-based compensation expense	0.06	0.07	0.22	0.15
Less: provision for processing system intrusion costs	—	—	0.01	0.02
GAAP - Net income per share	$0.38	$0.28	$1.64	$1.09

Shares used in computing net income per share	38,878	40,494	40,058	40,233